SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 17, 2005
MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51487 (Commission File Number)	98-0228169 (IRS Employer Identification No.)

8965 INTERCHANGE DRIVE, HOUSTON, TEXAS (Address of principal executive offices)	77054 (Zip Code)
(713) 838-9210
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On October 17, 2005, the Company received a letter from Dallas A. Anderson announcing his resignation from the Company’s Board of Directors. The letter also communicated Mr. Anderson’s resignation as a director and Chairman of the Board of the Company’s wholly owned subsidiary MicroMed Technology, Inc. The resignations were made in connection with the expiration on October 11, 2005 of the term of Mr. Anderson’s Employment and Separation Agreement with MicroMed Technology. The letter provides that the resignations are effective as of October 11, 2005. Mr. Anderson became a director of the Company in connection with the merger of MicroMed Technology into another subsidiary of the Company on August 10, 2005. A copy of Mr. Anderson’s resignation letter is attached as Exhibit 99.1.
Item 7.01 Regulation FD Disclosure
     As previously announced, the enrollment in the Destination Therapy (DT) clinical trial (Destination Evaluation of Long Term Assist or “DELTA”) to evaluate to the safety and efficacy of the DeBakey VAD® in patients who are ineligible for heart transplantation has been much slower than originally projected. The Company believes the principal reasons for this include physician and patient concerns about assignment in a randomized trial, the restrictive inclusion/exclusion criteria, and a concern on behalf of some investigators over the length of time anticipated to complete the current trial. Additional U.S. trials for other VAD industry participants will also bring concurrent trials in similar patient populations, which will increase the risk that the completion date for this trial will be delayed even further. The Company remains optimistic about the results of the initial patients enrolled to date (the first destination therapy patient will reach his one year anniversary next month). However, the slow pace of implants is mandating that the Company evaluate alternatives. The Company has initiated discussions with its clinical consultants and the FDA regarding a modified trial design that would enable the Company to increase the pace of patient enrollment, as well as shorten the path to trial completion for this indication. Although it is the Company’s goal to transfer current patients in the existing DT trial into the new trial design, it is uncertain whether or not the FDA will allow that transfer into the new trial. Therefore, the Company has decided to temporarily suspend further implants in the current DT trial and resume patient enrollment once the revised study design is released. The Company will continue to provide support to all patients enrolled in the trial and, although the Company can provide no assurances, anticipates this temporary delay in further implants in the short term would be significantly offset by a shorter study path and earlier completion of patient enrollment if a modified trial design is approved.
     As was also previously announced, the Company has determined that its target survival to transplant rate in its Bridge to Transplant (BTT) clinical trial is not likely to be achieved when the trial is completed, which the Company expects to occur in 2006. The Company believes the lower survival rate to be principally due to the concern voiced by many of the clinicians participating in the trial that patients receiving VADs today are much sicker than patients included in earlier studies that serve as the control arm. However, the success rates that the Company has experienced in the BTT trial are consistent with success rates for all VADs implanted for 2002-2004 as recently reported in the Journal of Heart and Lung Transplantation (2005; 24:1182-7). Accordingly, the Company intends to request that the FDA consider its PMA application for the BTT therapy based on lower success rates combined with secondary factors such as quality of life, adverse events and comparison to current results for VADs.
Item 9.01 Financial Statements and Exhibits
     (c)   Exhibit

99.1	Resignation Letter of Dallas W. Anderson dated October 11, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
Date: October 18, 2005	By:	/s/ Travis E. Baugh
Travis E. Baugh
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Resignation Letter of Dallas W. Anderson dated October 11, 2005.